Exhibit 99.1

For Immediate Release

Bio-Rad Announces the Appointment of New Board Member

Thursday March 25, 2010, 8:00 am EDT

HERCULES, CA--(Marketwire - 03/25/10) --- Bio-Rad Laboratories, Inc. (NYSE:BIO - News) and (NYSE:BIO.B - News), a multinational manufacturer and distributor of life science research and clinical diagnostics products, announced today that Ted W. Love, M.D. has been appointed to its Board of Directors and will serve as a member of the Board's Audit Committee. As a result of this appointment, Bio-Rad has regained compliance with the New York Stock Exchange listing standard which requires a listed company to have three independent directors on its audit committee.

Dr. Love will stand for election to the Board along with Bio-Rad's other directors at the Company's annual meeting on April 27, 2010.

Dr. Love is currently Executive Vice President, Research and Development at Onyx Pharmaceuticals. From 2001 to 2009, he was President, Chief Executive Officer and member of the Board of Directors of Nuvelo, Inc. He served as chairman of Nuvelo's Board of Directors from 2005 to 2009. From 1998 to 2001, Dr. Love was Senior Vice President of Development at Theravance, Inc. From 1992 to 1998, he spent six years at Genentech, Inc. in a number of senior management positions in Medical Affairs and Product Development.

He is a member of the Board of Directors of Santarus, Inc., ARCA biopharma Inc., and Affymax, Inc. He also serves on the 29-member California Independent Citizen's Oversight Commission, which oversees the $3 billion dollars allocated to stem cell research authorized by California Proposition 71. Dr. Love holds an M.D. from Yale Medical School and a Bachelor of Arts degree from Haverford College.

About Bio-Rad

Bio-Rad Laboratories, Inc. (NYSE:BIO - News) and (NYSE:BIO.B - News) has remained at the center of scientific discovery for more than 50 years, manufacturing and distributing a broad range of products for the life science research and clinical diagnostic markets. The Company is renowned worldwide among hospitals, universities, major research institutions, as well as biotechnology and pharmaceutical companies for its commitment to quality and customer service. Founded in 1952, Bio-Rad is headquartered in Hercules, California, and serves more than 85,000 research and industry customers worldwide through its global network of operations. The Company employs over 6,800 people globally and had revenues of nearly $1.8 billion in 2009. For more information, visit http://www.bio-rad.com/.

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, "believe," "expect," "may," "will," "intend," "estimate," "continue," or similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. For further information regarding the Company's risks and uncertainties, please refer to the "Risk Factors" in the Company's public reports filed with the Securities and Exchange Commission, including the Company's most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Company cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. Bio-Rad Laboratories, Inc., disclaims any obligation to update these forward-looking statements.

Contact:

For more information, contact:

Tina Cuccia, Corporate Communications Manager

Bio-Rad Laboratories, Inc.

510-724-7000

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